Exhibit 10.4

AMENDMENT NO. 1

TO

PROMISSORY NOTE, LINE LETTER AGREEMENT AND SECURITY AGREEMENTS

THIS AMENDMENT NO. 1 TO PROMISSORY NOTE, LINE LETTER AGREEMENT AND SECURITY AGREEMENTS (this “Amendment”) is entered into as of December 22, 2014, by and among JR LICENSING, LLC, a Delaware limited liability company (“Borrower”), XCEL BRANDS, INC., a Delaware corporation (“Guarantor”) and BANK HAPOALIM B.M. (“Bank”).

BACKGROUND

Borrower, Guarantor and Bank are parties to a Line Letter Agreement dated as of April 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Letter Agreement”) pursuant to which Bank made a term loan to Borrower.

On April 1, 2014 Borrower executed a Promissory Note in the original principal amount of $9,000,000 in favor of Bank (as amended, modified, supplemented and restated from time to time, the “Note”) to evidence such term loan.

Guarantor has guaranteed the payment and performance of Borrower’s obligations to Bank under the Note and the Letter Agreement pursuant to a Guaranty dated as of April 1, 2014 (as amended, modified, supplement and restated from time to time, the “Guaranty”).

To secure Borrower’s and Guarantor’s obligations to Bank, Guarantor pledged to Bank the membership interests held by Guarantor in Borrower pursuant to a Membership Pledge Agreement dated as of April 1, 2014 (as amended, modified, supplemented and restated from time to time, the “Pledge Agreement”).

Guarantor has requested that Bank provide financial accommodations to H Licensing, LLC, a Delaware limited liability company (“H Licensing”), a wholly owned subsidiary of Guarantor. In order to induce Bank to provide such financial accommodations, Guarantor and Borrower agree to guarantee H Licensing’s obligations to Bank and agree to amend the Loan Documents on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the financial accommodations to be provided to H Licensing by Bank, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Letter Agreement and the Note, as applicable.

2.           Amendment to Letter Agreement. The Letter Agreement is hereby amended as follows:

(a)          Section 3(a)(ii) is amended in its entirety to provide as follows:

“(ii)         Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of Parent, a copy of internally prepared financial statement of Parent and its Subsidiaries on a consolidated basis together with consolidating balance sheets of Parent and each of its Subsidiaries as of the end of such quarter and, the related statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter together with a summary of Parent Allocable Expenses consistent with such expenses reported in Parent’s filings with the Securities and Exchange Commission, setting forth commencing with the fiscal quarter ending June 30, 2015 in each case in comparative form the figures as of the end of and for the corresponding period, in the previous year.”

(b)          Sections 4(a), (b), (c) and (d) are amended in its entirety to provide as follows:

“(a)          Minimum Net Worth. Net Worth of Parent and its Subsidiaries on a consolidated basis shall not be less than $40,000,000 at the end of any fiscal quarter.

(b)          Minimum Liquid Assets. Liquid Assets of Parent and its Subsidiaries on a consolidated basis shall be at least $4,500,000 at all times.

(c)          Fixed Charge Coverage Ratio. The Fixed Charge Ratio of Parent and its Subsidiaries on a consolidated basis at the end of each fiscal quarter for the twelve fiscal month period ending on such fiscal quarter shall not be less than 1.20 to 1.00.

(d)          Capital Expenditures. Capital Expenditures of Parent and its Subsidiaries on a consolidated basis in any fiscal year shall not exceed $1,300,000 of which not more than $500,000 shall be Capital Expenditures for the retail division for the fiscal year ending on December 31, 2015 and $500,000 for the fiscal year ending on December 31, 2016 and each fiscal year end thereafter, provided that Bank may, in its reasonable discretion, permit Capital Expenditures for the retail division based upon profitable operations of the retail division.”

(c)          Section 4(e)(ii) is amended to provide as follows:

“(ii)         Minimum EBITDA of Parent. EBITDA of Parent and its subsidiaries on a consolidated basis shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $15,500,000 for the fiscal year ending on December 31, 2016 and not less than $17,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter.”

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(d)          Section 4(h) is amended in its entirety to provide as follows:

“(h) Consents; Taxes. Borrower and Parent shall (i) obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every material consent, authorization, material license or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under the Loan Documents; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any governmental agency having jurisdiction over Borrower or Parent; (iii) pay to the appropriate governmental authorities when due, all Federal, state, local and other Taxes required to be paid or deposited by Borrower or Parent, except that Borrower or Parent may defer any such payment while Borrower or Parent is diligently contesting the respective Taxes in good faith by appropriate proceedings, but any such deferment shall not extend beyond the time when such unpaid Taxes would become a lien upon any of Borrower’s or Parent’s assets. Borrower will furnish the Bank promptly at the Bank’s request with evidence satisfactory to the Bank establishing payment of such Taxes, assessments and contributions. In the Bank’s discretion, the Bank shall have the right (but shall not be obligated) to pay any such Tax, assessment or contribution (including any interest or penalties thereon) for Borrower’s or Parent’s benefit in the event Borrower or Parent shall fail timely to do so and provided the non-payment of such Tax will result in a lien or security interest encumbering the assets which will be prior to the lien and security interest held by the Bank; any such payment shall be deemed an advance hereunder bearing interest at the Loan Rate (as such term is defined in the Promissory Note) and payable in the manner specified therein. Borrower shall, promptly on demand, reimburse the Bank for any such payment and any costs and expenses (including reasonable attorneys’ fees) which the Bank may incur in connection therewith.”

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(e)          4(k) is amended in its entirety to provide as follows:

“(k)          Indebtedness. Neither Borrower nor Guarantor shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness for borrowed money, reimbursement or payment obligations or any obligation evidenced by notes, bonds, debentures or similar instruments other than (a) pursuant to the Loan Documents; (b) indebtedness to Guarantor or any of its Subsidiaries; provided that any such indebtedness to Guarantor or any of its Subsidiaries shall be subordinated to the Liabilities on terms and conditions reasonably satisfactory to the Bank; (c) indebtedness (including, without limitation, capital lease obligations) secured by liens permitted by clause (vii) of Section 4(h) in an aggregate principal amount not to exceed $750,000 at any one time outstanding; (d) indebtedness outstanding on the date hereof and listed on Schedule II hereto and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof and any shortening of the maturity of any principal amount thereof) except that Borrower and Guarantor may amend the indebtedness listed on Schedule II to (i) modify the manner, calculations or mechanics by which amounts thereunder are payable in capital stock of Guarantor and (ii) extend the maturity of all or any portion of the indebtedness evidenced thereby; (e) unsecured indebtedness not to exceed $500,000 in the aggregate at any time outstanding; (f) indebtedness under Rate Contracts entered in the ordinary course of business in order to mitigate interest rate, currency or similar risks and not for speculative purposes with respect to the Term Loan; (g) guarantee obligations of Guarantor with respect to the obligations of any Subsidiary of Guarantor; (h) guarantee obligations of Borrower with respect to the obligations of IM Brands and H Licensing, LLC to the Bank.”

(f)          Section 4(l) is amended in its entirety to provide as follows:

“(l) No Merger. Neither Borrower nor Parent shall merge or consolidate with any other Person, acquire all or substantially all of the assets or Stock of any Person except (a) any Subsidiary of Borrower may be merged or consolidated with or into Borrower provided Borrower shall be the continuing or surviving entity; (b) any Subsidiary of Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower only; (c) any Subsidiary of Parent (other than Borrower, H Licensing and IM Brands) may be merged or consolidated with or into Parent provided Parent shall be the continuing or surviving entity; (d) any Subsidiary of Parent (other than Borrower, H Licensing and IM Brands) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Parent; (e) as otherwise expressly permitted pursuant to the terms of the Promissory Note; and (f) Parent may acquire the assets or stock of any Person provided that such acquisition is not financed in whole or in part from any distributions, loans or other assets of Borrower, any Subsidiary of Borrower, H Licensing or IM Brands.”

(g)          Section 4(p) is amended in its entirety to provide as follows:

“(p) Cash Flow Recapture. If for any fiscal year commencing with the fiscal year ending on December 31, 2014, there shall be Excess Cash Flow for such fiscal year, the Borrower shall pay to Bank an amount equal to fifty percent (50%) of such Excess Cash Flow (the “Cash Flow Recapture Requirement”), to be applied by Bank to the principal amount of the Term Loan in the reverse order of maturity. The Cash Flow Recapture Requirement for any such fiscal year shall be received by the Bank no later than the date of delivery of the financial statements for such fiscal year required pursuant to Section 3(a)(i).”

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(h)          The defined term “Excess Cash Flow” in Section 5 is amended in its entirety to provide as follows:

“Excess Cash Flow” shall mean (without duplication), for any fiscal period, Cash Flow from Operations for such period less (a) Capital Expenditures not made through the incurrence of indebtedness less (b) all cash interest and principal (including indebtedness owed to the Bank) paid or payable during such period less (c) all Taxes paid or payable during such period less (d) all Tax Distributions made during such period.

(i)          The defined term “Fixed Charges” in Section 5 is amended in its entirety to provide as follows:

“Fixed Charges” shall mean for any period, as respects any Person, the sum of (a) the cash interest expense of such Person for such period, (b) the principal amount of total debt of such Person having a scheduled due date during such period, (c) all Tax Distributions and (d) all other cash distributions or dividends made by such Person.

3.           Amendment to Note. The Note is hereby amended as follows:

(a)          The defined term “Liabilities” in Section N of the Terms and Conditions is amended in its entirety to provide as follows:

“Liabilities” (a) any and all of the Debt evidenced by this Note, and any and all other Debt of Borrower to, or held or to be held by, the Bank under the Loan Documents, (b) any and all obligations of any other Party with respect to any of such Debt and (c) any and all Debt under the H Licensing Guaranty.

(b)          The following defined terms are inserted in the appropriate alphabetical order in Terms and Conditions Section N

H Licensing: H Licensing, LLC, a Delaware limited liability company. H Licensing Guaranty: the guaranty executed by the Borrower in favor of the Bank pursuant to which the Borrower guarantees to the Bank the H Licensing Liabilities. H Licensing Liabilities: any and all of the Debt of H Licensing to, or held or to be held by, the Bank under the H Licensing Loan Documents. H Licensing Loan Documents: collectively, all documents executed and delivered in connection with the loans made by the Bank to H Licensing.

(c)          Section D is amended by inserting the following additional Event of Default:

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“H Licensing Default. The occurrence of a default or event of default under the H Licensing Loan Documents.”

4.           Amendment to Security Agreements. Borrower hereby confirms that the term “Obligations” as used in the Security Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the H Licensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

5.           Amendment to IP Security Agreement. Borrower hereby confirms that the term “Secured Obligations” as used in the IP Security Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the H Licensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

6.           Amendment to Pledge Agreement. Borrower hereby confirms that the term “Secured Obligations” as used in the Pledge Agreement, includes, without limitation, the obligations now existing or hereinafter arising under or in respect of the H Licensing Guaranty and reaffirms and pledges, hypothecates, assigns, transfers and sets over to Bank and grants Bank a continuing security interest in all the Collateral, now owned or at any time hereinafter acquired by Borrower or in which Borrower now or has or at any time in the future may acquires any right, title or interest.

7.           Conditions of Effectiveness. This Amendment shall become effective upon a Lender’s receipt of this Amendment executed by Borrower and Guarantor in form and substance satisfactory to Bank.

8.           Representations and Warranties. Each of Borrower and Guarantor hereby represents and warrants as follows:

(a)          This Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and Guarantor, to the extent a party thereto and are enforceable against Borrower and Guarantor in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or limiting the right of specific performance.

(b)          Upon the effectiveness of this Amendment, each of Borrower and Guarantor hereby reaffirms all covenants, representations and warranties made in the Loan Documents to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

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(c)          No Event of Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)          Neither Borrower nor Guarantor has any defense, counterclaim or offset with respect to the Loan Documents.

9.           Effect on the Loan Documents.

(a)          Upon the effectiveness of this Amendment, each reference to a Loan Document shall mean and be a reference to such Loan Document as amended hereby.

(b)          Except as specifically amended herein, the Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of any Loan Document.

10.          Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

11.          Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.          Counterparts; Electronic Transmission. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

JR LICENSING, LLC
By: Xcel Brands, Inc., its Manager

By:	/s/ James Haran
Name: James Haran
Title: CFO

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: CEO

BANK HAPOALIM B.M.

By:	Authorized Signature
Name:
Title:

By:	Authorized Signature
Name:
Title:

SIGNATURE PAGE TO
AMENDMENT NO. 1